Exhibit 10.4

English Translation
Confidentiality Agreement
Party A: Linkage Technology (Nanjing) Co., Ltd.
Party B: Column A
Based upon Party A’s Confidentiality Rules, Party B voluntarily signs this Confidentiality Agreement after equal negotiation with Party A and when signing employment agreement with Party A. Party B guarantees that any disclosure of Party A’s trade secret will not occur during the period of performing the employment agreement and within a certain period after Party B’s resignation. Both parties agree on the terms and conditions as follows:
I.	Party B guarantees that when signing employment agreement with Party A, he has truly offered his own personal technical information. The technical information includes: educational background, work experience, expertise, personally-owned trade secret and personal technology results, personal confidentiality obligations or non-competition obligations, etc.
II.	Party B guarantees that he shall not use the confidential information of his former employers to serve Party A when working under the current employment agreement, any knowledge used when working for Part A shall have no relationship with his former employers, and any job or task undertaken by him as per Party A’s instruction shall not infringe upon the trade secrets of his former employers.
III.	According to Confidentiality Rules, Party A’s trade secrets include:
1.	Business operation information, including: corporate development and planning, marketing info, clients data, bidding info, HR info, regulating rules and system, financial info, investment and financing info, etc.

2.	Corporate technology and intellectual property rights (“IPR”) information, including: acquired, shared or self-developed products and technologies with intellectual property rights; program and development documents developed or owned by the company; research and analysis reports on major technologies as well as research trends and R&D results; materials related to technologies, projects and quality, etc.

3.	Information on technologies and IPR from cooperation party, including: business operation information required to be kept confidential, confidential technology documents and research and analysis reports, etc., and other non-disclosed data offered by the cooperation party.
IV.	Party B shall take the confidentiality obligations to all or part of the trade secrets described above according to his own position and duties as well as Party A’s secret level classification.
V.	Unless in order to perform his own duty for Party A or abide by related state rules and as long as related trade secrets of Party A have not yet been transformed into social public knowledge, Party B shall guarantee that without written permission from Party A, he will by no means disclose or publicly release any trade secrets to anyone in any way during the course of his work or after his resignation.
VI.	According to Confidentiality Rules, in order to perform the confidentiality obligations above, Party B shall follow the conditions as below during working period:
1.	Intensify the study of confidentiality knowledge and strengthen the awareness of confidentiality. Properly keep the confidential documents and materials held for work, don’t leave materials on tables or take it out of the company or freely offer it to others to copy or share.

2.	Keep away from trade secrets unrelated to one’s own job. Without permission, don’t check on files on others’ tables, don’t look at or copy the materials unrelated to one’s own job.

3.	Don’t enter into confidentiality areas unrelated to one’s own job.

4.	Don’t pry into business and technology measures of other departments. Without the permission from vice-presidents in charge, don’t freely refer to or copy any confidential materials.

5.	Don’t freely mention any information about trade secrets of the company in private contacts and correspondences; don’t discuss or disclose any trade secrets of the company when traveling to participate in meetings, contacting business or receiving visitors.

6.	When submitting contributions for publications, without strict scrutiny by the leaders from the responsible departments and making sure that the trade secrets are safe, don’t publicly release such contributions.

7.	If it is believed that trade secrets are likely to be or have already been disclosed, all possible measures should be taken to avoid further leaks and the team or leaders responsible for confidentiality issues should be reported to and informed timely.
VII.	Technology results achieved by Party B when working for Party A should belong to Party A, and the IPR of this results and/or the registration rights of software products shall also be registered in the name of Party A. Party A shall properly reward Party B based upon his contributions. The reward details shall be stipulated by Party A in other project files.

VIII.	If Party B resigns, he shall return all carriers recording trade secrets to Party A in full and shall continue to bear the confidentiality obligations with respect to those trade secrets which have not been made public yet and are still within the confidentiality period.

IX.	Both parties have explicitly agreed on such labor remunerations as salary and bonus, etc. in the employment agreement. Therefore, the confidentiality obligations in this agreement are only regarded as manifestation of Party B’s loyalty obligations and shall not be in consideration of any extra remuneration. Even those confidentiality obligations Party B should remain performing after his resignation shall not be in consideration of any extra financial compensations.
X.	During the valid period of this agreement, if Party B demands to terminate this agreement, he should provide a Column B prior notification. This period is referred to as the Confidentiality Unlock Period (CUP) between both parties. Party A may take such measures as changing position and provisions in the employment agreement, etc. to unlock confidentiality obligations borne by Party B. The provision of CUP described above doesn’t preclude Party B’s obligation to keep in confidence of Party A’s trade secrets after his resignation.
XI.	Party B may be exempted from the confidentiality obligations if one of the following happens:
1.	Technology secret related to the content of this Confidentiality Agreement has been made known to the public;

2.	Technology secret related to the content of this Confidentiality Agreement has been out-of-date and without any practicality, thus bringing no economic benefits or competitive edges to Party A;

3.	Party B has enough evidence to show that Party A has not taken any confidentiality measures to protect trade secrets, and those disclosures have nothing to do with Party B.
XII.	If Party B is the related person described in Party A’s Confidentiality Rules and Implementation Rules of Non-Competition, who should perform the obligations of Non-Competition, Party B shall perform the obligations of Non-Competition in addition to the foregoing confidentiality obligations during his service or in the wake of his resignation.
XIII.	Party B shall perform the obligations of Non-Competition, including but not limited to:
1.	Party B shall not concurrently work for other enterprises of the same kind when he works for Party A;

2.	After resignation and within the mutually-agreed period, Party B shall not work for the rivals of Party A without Party A’s permission;

3.	After resignation and within the mutually-agreed period, Party B shall not directly or indirectly set up his own enterprise of the same kind to compete with Party A and shall not employ any staff from Party A to serve in his own interests;

4.	During his service or after resignation, Party B shall not solicit Party A’s other staff to accept employment from Party A’s rivals;

5.	During his service or after resignation, if within the period of Non-Competition, Party B shall not provide to Party A’s rivals with such services as consulting and recommending.
XIV.	The geographical area for Party B’s Non-Competition is limited to within the PRC.

XV.	The term for performing Non-Competition obligations after Party B’s resignation is twelve months.

XVI.	If Party B resigns, Party A shall compensate Party B for his performing of Non-Competition obligations. The amount of compensation shall be Column C salaries. The salary shall be the average salary of the last 12 months immediately prior to Party B’s resignation.

XVII.	If Party B violates the Non-Competition obligations of this agreement, thus resulting in infringement on Party A’s trade secrets by his own or with other organizations, Party B shall take responsibility for the related breach of contract.

The amount of liquidated damages born by Party B shall be double of the total amount of Non-Competition compensation paid by Party A.

Party B shall compensate Party A for its economic losses resulted from Party B’s breach of Non-Competition obligations..
XVIII.	Party B may be exempted from his Non-Competition obligations and related terms will be automatically terminated if one of the following happens:
1.	Technology secret related to the content of Non-Competition has been made known to the public;

2.	Technology secret related to the content of Non-Competition has been out-of-date and without any practicality, thus bringing no economic benefits or competitive edges to Party A;

3.	Party B has enough evidence to show that Party A has not followed relevant national policies on science and technology personnel and Party B has received obviously unfair treatment;

4.	Party A violates the terms of Non-Competition and pays no compensations or is in arrears with the compensations without any duly reason.
XIX.	When Party B resigns, Party A may determine in written form whether or not Party B is required to continue to perform the Non-Competition obligations after his resignation and the term for such performance according to his position levels and the extent to which he knew the trade secrets. If not determined in written form, the term shall be subject to section XVI in this agreement.

XX.	Within the term of Non-Competition, Party B shall report, in written form, his latest situations such as workplace, position, etc. to Party A prior to the 10th day of the first month of each quarter. If such report is inconsistent with the facts, Party A has the rights to inquire into Party B’s liability by resorting to legal action.

XXI.	This agreement shall take effect as of the date of signing by both parties. This agreement is an annex to the employment agreement and has the same legal effect with the employment agreement.
Party A:. /Seal/: Linkage Technology (Nanjing) Co., Ltd.
Party B: /s/ Column A
Date: Column D

	Column A	Column B	Column C	Column D	Additional Clauses
1 2 3	Libin Sun Guoxiang Liu Kirk Yang	90-day 90-day 30-day	four-month four-month three-month	June 22, 2009 June 22, 2009 July 29, 2009	1) If Party B violates the confidentiality obligations under this agreement and infringes upon Party A’s trade secrets by his own or with other organizations, thus resulting in economic losses to Party A, Party B shall be liable for related compensation of infringement.

2) After Party B’s resignation, Party A shall pay the economic compensation to Party B per month for his performing of Non-Competition obligations.

4	Xiwei Huang	90-day	four-month	July 1, 2007	1) If Party B violates the confidentiality obligations under this agreement, thus resulting in infringement on Party A’s trade secrets by his own or with other organizations, Party B shall take responsibility for the related breach of contract.

The amount of liquidated damages born by Party B shall be limited to up to the licensed use scope of Party A’s trade secrets.

Party B shall compensate Party A for its economic losses resulted from Party B’s infringement on the trade secrets.

2) The compensations for Non-Competition shall be paid in installments. Party A shall pay such compensations for each quarter during the term of Non-Competition on the salary day of the first month of such quarter.